EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1/A of our report dated March 31, 2014, relating to the consolidated balance sheet of Four Oaks Fincorp, Inc. and Subsidiaries as of December 31, 2013, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year then ended, included in its Annual Report on Form 10-K for the year ended December 31, 2013, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
May 23, 2014